Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Biodesix, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-265445, No. 333-269536, and No. 333-249805) on Form S-8 and (No. 333-265448 and No. 333-261095) on Form S-3 of our report dated March 6, 2023, with respect to the financial statements of Biodesix, Inc.

/s/ KPMG LLP

Denver, Colorado
March 6, 2023